SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2005

Covad Communications Group, Inc.
(Exact name of the Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32588	77-0461529
(Commission	(IRS Employer
File Number)	Identification No.)

110 Rio Robles
San Jose, California	95134-1813

(Address of principal executive offices)	(Zip code)
(408) 952-6400

(The Registrant’s telephone number)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement
     On October 4, 2005, Covad Communications Group, Inc., entered into an Agreement and Plan of Merger (the “Agreement”) to acquire all of the outstanding shares of NextWeb, Inc. Covad will pay approximately $23 million in aggregate consideration for the NextWeb shares, and for assumed bonus obligations to NextWeb employees. Approximately $1.7 million of the Covad stock included in the consideration will be placed in an escrow account that shall be available for claims by Covad based upon any breaches of representations, warranties or certain other matters as more fully described in the Agreement.
     The consideration will be paid with a combination of approximately $19 million in Covad stock and up to $4 million in cash. The value of the Covad stock in the Agreement is set at $1.157, but is subject to a collar arrangement that would adjust this value as more fully described in the Agreement. The transaction is expected to close by the end of 2005 and is subject to customary closing conditions, including the approval of NextWeb’s shareholders.
     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K and is incorporated by reference into this Item 1.01.
ITEM 3.02: Unregistered Sales of Equity Securities
     The offer and sale of the Covad shares that will be issued pursuant to the Agreement described in Item 1.01 will be effected without registration in reliance on the exemption afforded by Section 3(a)(10) of the Securities Act of 1933, as amended. The issuance is subject to the approval, after a hearing upon the fairness of the terms and conditions of the transaction, by the California Department of Corporations under authority to grant such approval as expressly authorized by the laws of the State of California.
ITEM 9.01: Financial Statements and Exhibits.
     (c) Exhibits
     2.1 Agreement and Plan of Merger Among Covad Communications Group, Inc., Windtalker Acquisition Corp., NextWeb, Inc. and Ghia Griarte, as Representative.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 7, 2005

By:	/s/ John E. Trewin
John E. Trewin
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger Among Covad Communications Group, Inc., Windtalker Acquisition Corp., NextWeb, Inc. and Ghia Griarte, as Representative.